UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 13, 2006

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of a Principal Officer

As discussed in the press released attached hereto as Exhibit 99.1, on June 13, 2006, the Board of Directors of Kansas City Southern ("KCS" or the "Company") appointed Arthur L. Shoener, age 59, President of the Company. Mr. Shoener remains Chief Operating Officer of the Company. Mr. Shoener joined the Company on January 3, 2005 as Executive Vice President and Chief Operating Officer.

Mr. Shoener began his career in the transportation industry in 1968 as a participant in the management training program at the Missouri Pacific Railroad Company. He subsequently held a variety of operations positions with the company and was serving as general manager of the eastern region in 1982 when the Missouri Pacific was acquired by the Union Pacific Railroad Company. His career continued to progress as he took positions of increased responsibility at Union Pacific. In 1991, he was named executive vice president of operations for the entire rail system. Mr. Shoener held that position until he left Union Pacific in 1997 and established a transportation consulting firm, which had domestic and international clients.

The Company confirms, as required under regulations under the Securities Exchange Act of 1934, the following:

a.) There is no family relationship between Mr. Shoener and any director or executive officer of the Company.

b.) There was no arrangement or understanding between Mr. Shoener and any other person pursuant to which he was appointed as President of the Company.

c.) There are no transactions between Mr. Shoener and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Shoener replaces Michael R. Haverty as President of the Company. Mr. Haverty remains Chairman and Chief Executive Officer of the Company.

(d) Appointment of a Director

On June 13, 2006, the Company's Board of Directors elected Mr. Shoener as a member of the Board of Directors. Mr. Shoener fills an existing vacancy on the Board of Directors. Mr. Shoener is a member of the Company's class of directors that will serve until the Annual Meeting of the Stockholders of the Company in 2008. There are no arrangements or understandings between Mr. Shoener and the Company or any other person, pursuant to which he was selected as a director. There are no transactions between Mr. Shoener and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 13, 2006, the Board of Directors of the Company amended and restated the By-laws of the Company. The following material changes were made to the Company's By-laws:

a.) Specifying that in the absence of the Chairman of the Board of Directors at any meeting thereof, the Presiding Director shall preside at the meeting.

b.) Clarifying the duties, roles and responsibilities of the Chief Executive Officer of the Company including (i) the power to call special meetings of the Board of Directors; (ii) the duty to provide a report or statement of the affairs of the Company at each regular annual meeting of the Company's stockholders; (iii) the power to grant a consent for the absence from duty of any officer or employee of the Company; (iv) the power to accept resignations of officers of the Company; (v) the power to fix and approve the compensation of those officers and employees of the Company whose compensation is not fixed by the Compensation and Organization Committee of the Board of Directors; (vi) the obligation of general care, supervision and control of the Company's business and operation in all departments under control of the Board of Directors of the Company; (vii) the power to appoint officers and other persons as deemed necessary for the proper management of the business and property of the Company; (viii) the power to sign stock certificates; and (ix) the power to appoint an attorney or attorneys or agents of the Company to cast the votes that the Company may be entitled to cast as a stockholder or otherwise in any other corporation, and to instruct such person as to the manner of casting of such votes.

c.) Clarifying that a majority of the members of the Company's Compensation and Organization Committee must be independent.

d.) Clarifying that the members of the Company's Audit Committee must meet the requirements of the New York Stock Exchange and the Securities and Exchange Commission.

e.) Specifying that the Presiding Director shall have such authority and responsibilities as set forth in the Company's Corporate Governance Guidelines.

f.) Clarifying that the President of the Company shall be the ranking officer in the affairs of the Company next below the Chief Executive Officer and that the President shall discharge the duties and responsibilities of the Chief Executive Officer in his absence or incapacity.

g.) Specifying that resignations of directors are to be given to the Chairman of the Board or, in his absence, to the Presiding Director.

In addition to the above material amendments, certain other immaterial clarifying amendments to the By-laws were also approved by the Company's Board of Directors. A complete copy of the By-laws of the Company as amended and restated to June 13, 2006 is attached hereto as Exhibit 3.2.

Item 9.01 Financial Statements and Exhibits.

(d)

3.2 Bylaws of Kansas City Southern as amended and restated to June 13, 2006.

99.1 Press release dated June 13, 2006, issued by KCS entitled "KCS’ Board of Directors Names Arthur L. Shoener President & Chief Operating Officer, Elects Shoener to Board, and Authorizes Acquisition of 60 New Locomotives".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

June 19, 2006	By:	/s/ Patrick J. Ottensmeyer

Name: Patrick J. Ottensmeyer
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

3.2	By-laws of Kansas City Southern as amended and restated to June 13, 2006.
99.1	Press released dated June 13, 2006 issued by KCS entitled "KCS' Board of Directors Names Arthur L. Shoener President & Chief Operating Officer, Elects Shoener to Board, and Authorizes Acquisition of 60 New Locomotives".